SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 31, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George, in connection with the filing of their Supplement to the Definitive Proxy Statement on Schedule 14A on May 31, 2019, revised their website, MiMedxBoardProxy.com (the “Website”). A copy of the revised page of the Website is attached herewith as Exhibit 1.

Exhibit 1

MiMedx Board Proxy Contest

HOME NOMINEES SHAREHOLDER INFORMATION F.A.Q. CONTACT

SHAREHOLDER INFORMATION

Press Releases

- 04-16-19 – MiMedx Shareholder Group responds to MiMedx Press Release of April 11th.
- 04-11-19 – Press Release – businesswire.com
- 04-11-19 – Press Release (Announcing Nomination of Shareholders)

Articles

- 05-01-19 – Audit Committee Investigation
- 04-11-19 – Pete Petit's Letter to Shareholders

Proxy Statement

- 05-31-19 – Supplement to Proxy Statement
- 05-28-19 – Proxy Statement

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Legend

Parker H. Petit (“Mr. Petit”), David J. Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplement to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.